UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Conroy, James A
   Metro Center, One Station Place
   Stamford, CT  06902
2. Issuer Name and Ticker or Trading Symbol
   Paracelsus Healthcare Corporation
   PLS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock (a)             |8/16/9|(a) |(a)               |(a)|(a)        |2,077,292 (a)      |I     |Olympus Private Placement F|
                             |6     |    |                  |   |           |                   |      |und                        |
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                             |      |    |                  |   |           |                   |      |L.P.,of which Mr. Conroy is|
                             |      |    |                  |   |           |                   |      | a                         |
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(a) This form is filed to ref|      |    |                  |   |           |                   |      |general  partner (b)       |
lect the correct name of the |      |    |                  |   |           |                   |      |                           |
funds that own               |      |    |                  |   |           |                   |      |                           |
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      the above shares. Mr. C|      |    |                  |   |           |10,000 (a)         |I     |Olympus Executive Fund     |
onroy is a general partner of|      |    |                  |   |           |                   |      |                           |
 both funds.                 |      |    |                  |   |           |                   |      |                           |
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     There is no change in th|      |    |                  |   |           |                   |      |L.P.,of which Mr. Conroy is|
e total number of shares that|      |    |                  |   |           |                   |      | a                         |
 was previously              |      |    |                  |   |           |                   |      |                           |
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     reported in the Form 3, |      |    |                  |   |           |                   |      |general partner (b)        |
filed in August 1996, as indi|      |    |                  |   |           |                   |      |                           |
rectly owned                 |      |    |                  |   |           |                   |      |                           |
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     by Mr. Conroy.          |      |    |                  |   |           |                   |      |                           |
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(b) Mr. Conroy disclaims bene|      |    |                  |   |           |                   |      |                           |
ficial ownership, except to t|      |    |                  |   |           |                   |      |                           |
he extent of his             |      |    |                  |   |           |                   |      |                           |
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     percuniary interest in t|      |    |                  |   |           |                   |      |                           |
he common stock through his p|      |    |                  |   |           |                   |      |                           |
artnership                   |      |    |                  |   |           |                   |      |                           |
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     interest.               |      |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
None                    |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Lien T. Truong, Attorney-in-Fact
DATE
February 13, 1997